Exhibit 99.2 - Joint Filer Information and Signature

Joint Filers:

1. Name:	Brookfield US Corporation
Address:	4 Brookfield Place, 250 Vesey Street, New York, NY 10281-1021

Brookfield US Corporation

By:	/s/ Aleks Novakovic	Date:	November 27, 2013
Name: Aleks Novakovic Title: Director